Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FreeCast, Inc.

Orlando, Florida

We hereby consent to the incorporation by reference in the Registration Statement of FreeCast, Inc. on Form S-1 of our report dated November 13, 2023, except for Notes 2, 7, 8 and 11 as to which the date is January 4, 2024, with respect to our audits of the financial statements of FreeCast, Inc. as of June 30, 2023 and 2022 and for the years then ended, which appears in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT
February 12, 2024